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Exhibit 3.2

ARTICLES OF AMENDMENT
to
ARTICLES OF INCORPORATION
of
HATHAWAY CORPORATION

        Pursuant to the provisions of the Colorado Corporation Code, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

        FIRST:    The name of the Corporation is Hathaway Corporation.

        SECOND:    The following amendment to the Articles of Incorporation was adopted on November 20, 1992, as prescribed by the Colorado Corporation Code. Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

        Article XII of the Articles of Incorporation is amended in its entirety as follows:

ARTICLE XII

        12.1    Vote Required for Certain Business Combinations.    The affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event the affirmative vote of not less than two-thirds of the shares of each class of shares entitled to vote thereon as a class, and of the total shares entitled to be voted thereon, shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation; provided, however, that the two-thirds voting requirement shall net be applicable and the affirmative vote of the holders of not less than a majority of the shares entitled to vote thereon shall be required, unless any class of shares is entitled to vote thereon as a class, in which event the affirmative vote of not less than a majority of the shares of each class of shares entitled to vote thereon as a class, and of the total shares entitled to be voted thereon, shall be required if the "Continuing Directors" (as hereinafter defined) of the Corporation by at least a two-thirds vote have expressly approved such Business Combination.

        12.2    Definition.    Certain words and terms as used in this Article XII shall have the meanings given to them by the definitions and descriptions in this Section.

          (a)    Business Combination.    The term "Business Combination" shall mean (i) any merger, consolidation or share exchange of the Corporation or a Subsidiary of the Corporation with another party, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets either of the Corporation (including without limitation, any voting securities of a Subsidiary of the Corporation) or of a Subsidiary of the Corporation to another party, (iii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of another party to the Corporation or a Subsidiary of the Corporation, (iv) the issuance or transfer by the Corporation or any Subsidiary of the Corporation of any securities of the Corporation or a Subsidiary of the Corporation to another party, (v) any reclassification of securities, recapitalization or other comparable transaction involving the Corporation that would have the effect of increasing the voting power of any other party with respect to Voting Stock of the Corporation, and (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination; provided, however, the term Business Combination shall not include (except for purposes of the definition of Continuing Directors) any such transaction if the approval of such transaction by shareholders of the Corporation is not then required under Colorado law and the Continuing Directors of the Corporation by at least a two-thirds vote have expressly approved or ratified the transaction, and provided, further, the term Business combination does not include a distribution of property in kind (including securities of the Corporation or of a Subsidiary of the Corporation) pro rata to the Corporation's shareholders.

          (b)    Voting Stock.    The term "Voting Stock" shall mean all of the outstanding shares of Common Stock of the Corporation and any outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

          (c)    Continuing Director.    The term "Continuing Director" shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Corporation became involved in a Business Combination.

          (d)    Substantial Part.    The term "Substantial Part" shall mean more than 20 percent of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

          (e)    Subsidiary.    The term "Subsidiary" shall mean, with reference to any entity, any corporation of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation is beneficially owned directly or indirectly, by such entity, or otherwise controlled by such entity.

        12.3    Determination by the Continuing Directors.    In making any determinations, the Continuing Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Continuing Directors, be of assistance to the Continuing Directors. Any determinations made by the Continuing Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such purposes, shall be conclusive and binding upon the Corporation and its shareholders.

        IN WITNESS WHEREOF, the foregoing Articles of Amendment to Articles of Incorporation have been executed by the undersigned officers of the corporation thereunto duly authorized who affirm and acknowledge, under penalties of perjury, that the foregoing Articles of Amendment to Articles of Incorporation are the act and deed of the corporation and that the facts stated therein are true.

Hathaway Corporation
By	/s/ EUGENE E. PRINCE Its President
By	/s/ RICHARD D. SMITH Its Secretary

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ARTICLES OF AMENDMENT to ARTICLES OF INCORPORATION of HATHAWAY CORPORATION